Filed Pursuant to Rule 424(b)(3)
Registration No. 333-184054

Prospectus Supplement No. 1
(To Prospectus dated October 30, 2013)

6,248,035 Shares
National Bank Holdings Corporation
Class A Common Stock
This Prospectus Supplement updates and amends certain information contained in the prospectus dated October 30, 2013 (the “Prospectus”) relating to the offering of up to 6,248,035 shares of Class A common stock (including shares of Class A common stock issuable upon conversion of shares of Class B non-voting common stock) of National Bank Holdings Corporation by the selling stockholders identified in this Prospectus Supplement. This Prospectus Supplement should be read in conjunction with the Prospectus which is to be delivered with this Prospectus Supplement. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS.

Neither the Securities Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is November 5, 2013

SELLING STOCKHOLDERS

The third paragraph and the information in the table appearing under the caption “Selling Stockholders” in the prospectus dated October 30, 2013 is deleted in its entirety and replaced with the following to reflect the November 1, 2013 repurchase by the Company from an institutional stockholder of an aggregate of 5,015,000 shares of common stock, including 2,175,155 shares of Class A common stock and 2,839,845 shares of Class B non-voting common stock:
The following table is based on information provided to us by the selling stockholders on or about October 17, 2013 and as of such date, except that the table has been updated to reflect the November 1, 2013 repurchase by the Company from an institutional stockholder of an aggregate of 5,015,000 shares of common stock, including 2,175,155 shares of Class A common stock and 2,839,845 shares of Class B non-voting common stock, and 46,209,887 shares of common stock (including the 43,082,113 shares of Class A common stock and 3,127,774 shares of Class B non-voting common stock) outstanding as of November 1, 2013. Because the selling stockholders may sell all, some or none of the shares of Class A common stock, no estimate can be given as to the amount of shares that will be held by the selling stockholders upon termination of this offering.

	Beneficial Ownership Before this Offering
Name of beneficial owner	Shares of Class A Common Stock Beneficially Owned	Shares of Class B Common Stock Beneficially Owned	Total Shares of Common Stock Beneficially Owned		Total Shares of Common Stock that may be Sold
	Number	Number	Number	%	Number
Executive Officers and Directors (1)(2):
G. Timothy Laney (3)	1,611,337	—	1,611,337	3.5%	14,600
Thomas M. Metzger (4)	682,115	—	682,115	1.5%	46,250
Donald G. Gaiter (5)	765,933	—	765,933	1.7%	71,250
Frank V. Cahouet (6)	147,994	—	147,994	*	55,300
Ralph W. Clermont (7)	70,247	—	70,247	*	6,250
Robert E. Dean (8)	65,542	—	65,542	*	2,000
Lawrence K. Fish (9)	74,466	—	74,466	*	74,466
Micho F. Spring	73,176	—	73,176	*	8,050
Burney S. Warren (10)	66,212	—	66,212	*	2,250
Greater than 5% Stockholders:
Ithan Creek Investors USB, LLC (11)†	2,681,247	2,588,471	5,269,718	11.4%	2,588,471
Ithan Creek Investors II USB, LLC (12)†	23,626	153,574	177,200	*	153,574
Other Selling Stockholders:
Taconic Capital Advisors (13)	1,710,000	385,729	2,095,729	4.5%	385,729

*	Represents less than 1% of total outstanding shares, including exercisable options and warrants.

†	Affiliate of broker dealer.

(1)
Includes shares issuable upon the exercise of options granted under the 2009 Equity Incentive Plan that are currently exercisable or will be exercisable within 60 days following October 23, 2013 in the following amounts: Mr. Laney—1,116,666 shares; Mr. Metzger—435,834; Mr. Gaiter—469,166; Mr. Cahouet—61,500; Mr. Clermont—42,333; Mr. Dean—42,333; Mr. Fish—4,000; Ms. Spring—42,333; and Mr. Warren—42,333.

(2)
Includes unvested restricted stock for which such holder has voting rights granted under the 2009 Equity Incentive Plan in the following amounts: Mr. Laney—385,000 shares; Mr. Metzger—144,168; Mr. Gaiter—169,344; Mr. Cahouet—6,225; Mr. Clermont—6,225; Mr. Dean—6,225; Mr. Fish—6,225; Ms. Spring—6,225; and Mr. Warren—6,225.

(3)	Includes 64,850 shares of Class A common stock held by The Timothy Laney 2012 Grantor Retained Annuity Trust.

(4)	Includes 15,000 shares of Class A common stock held by Thomas M. Metzger Revocable Trust.

(5)
Includes 15,000 shares of Class A common stock held by Gaiter Investment LLC, of which Donald Gaiter is the Manager; and 25,000 shares of Class A common stock held by Gutierrez Investments, LCC, a Massachusetts Limited Liability Company having Gloria M. Gutierrez, the spouse of Donald Gaiter, one of the Company’s executive officers, as the Manager.

(6)	Includes 10,000 shares of Class A common stock held by Frank V. Cahouet Deed of Trust.

(7)	Includes 21,211 shares of Class A common stock held by Ralph W. Clermont Revocable Trust.

(8)	Includes 16,397 shares of Class A common stock held by Robert E. Dean and Ann T. Dean, Trustees of Dean Family Trust.

(9)	Includes 41,600 shares of Class A common stock held by LKF Associates, LLC.

(10)	Includes 9,584 shares of Class A common stock held by Burney S. Warren Family Limited Partnership.

(11)
Includes shares of Class A and Class B common stock and 475,000 warrants.  For purposes of this table it is assumed that the warrants are exercisable for shares of Class A common stock.  Wellington Management Company, LLP (“Wellington Management”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington Management is the investment adviser to Ithan Creek Investors USB, LLC and in such capacity may be deemed to have shared voting and dispositive power over shares held by such entity.   The address of the selling stockholder is c/o Wellington Management Company, LLP, 280 Congress Street, Boston, Massachusetts 02110.

(12)
Includes shares of Class A and Class B common stock.  Wellington Management Company, LLP (“Wellington Management”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington Management is the investment adviser to Ithan Creek Investors II USB, LLC and in such capacity may be deemed to have shared voting and dispositive power over shares held by such entity.   Ithan Creek Investors USB, LLC may be deemed to have shared beneficial ownership of the shares held by and Ithan Creek Investors II USB, LLC.  The address of the selling stockholder is c/o Wellington Management Company, LLP, 280 Congress Street, Boston, Massachusetts 02110.

(13)
Includes 1,710,000 shares of Class A common stock and 385,729 shares of Class B common stock held by Taconic Opportunity Master Fund L.P. (the “Taconic Opportunity Fund”). Taconic Capital Advisors L.P. and Taconic Capital Advisors UK LLP are the investment managers for the Taconic Opportunity Fund. Taconic Associates LLC is the general partner of the Taconic Opportunity Fund. Taconic Capital Performance Partners LLC is the general partner of Taconic Capital Advisors L.P. The managing members of Taconic Capital Performance Partners LLC are Kenneth D. Brody and Frank P. Brosens (collectively, the “Taconic Managers”). Taconic Capital Advisors L.P., Taconic Associates LLC, Taconic Capital Performance Partners LLC and each of the Taconic Managers may be deemed to beneficially own the securities held by the Taconic Opportunity Fund. Taconic Capital Advisors L.P., Taconic Associates LLC, Taconic Capital Performance Partners LLC and each of the Taconic Managers each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein. The address of each of these stockholders is 450 Park Avenue, 9th Floor, New York, New York 10022.